EXHIBIT 99.1

For Immediate Release

Media Relations Contact	Investor Relations Contact
Randy Hargrove	Carol Schumacher
800-331-0085	479-277-1498

Walmart Board of Directors Adds Former KPMG International Chairman Tim Flynn

BENTONVILLE, Ark., July 30, 2012 — Wal-Mart Stores, Inc. (NYSE: WMT) today announced that its board of directors has appointed Timothy P. Flynn, retired chairman of KPMG International, as a new member of the company’s board, effective immediately. Flynn became the seventeenth member of the board and will also serve as a member of the company’s audit committee.

“Throughout his career, Tim has demonstrated a level of professionalism and personal integrity that is synonymous with our values at Walmart,” said Walmart Chairman Rob Walton. “He’s a talented leader whose global insights, strategic vision and expertise in business strategy and governance will be a valuable addition to our company. I look forward to working with Tim and seeing the significant contributions we know he will make.”

“I have admired Walmart for years and have a deep appreciation for the principles and values of Sam Walton that still guide the company today,” said Flynn. “Not only does Walmart have a strong and successful business model, it is also making a major impact by addressing social issues like environmental sustainability and access to healthier food. I am honored to become a part of all this and seeing where I can uniquely make a difference.”

Flynn, 55, has extensive experience in risk management, financial services, financial reporting and accounting from his 32 years at KPMG International and its predecessors, serving as the company’s international chairman from 2007 until his retirement in October 2011. In this role, he directed a global executive team responsible for the firm’s management and operations, and managed a global board of senior partners responsible for the strategy, oversight and governance of the global network. He also served as chairman from 2005 to 2010 and chief executive officer from 2005 to 2008 of KPMG LLP, the U.S. and largest member firm of KPMG International.

Flynn holds a bachelors degree in accounting from the University of St. Thomas, St. Paul, Minn., and is a member of its board of trustees. He currently serves as a member of the board of directors of JPMorgan Chase & Co. He has previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum's International Business Council, and was a founding member of The Prince of Wales' International Integrated Reporting Committee.

About Walmart

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at 10,130 retail units under 69 different banners in 27 countries. With fiscal year 2012 sales of $444 billion, Walmart employs about 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://walmartstores.com and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

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